                                                                Registration No.

  As filed with the Securities and Exchange Commission on September    , 1995.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                            DIGITAL SOLUTIONS, INC.
               (Exact name of Registrant as specified in charter)

                          New Jersey                                          22-1899798
                  (State or other jurisdiction                               (I.R.S. Employer
                  of incorporation or organization)                          Identification Number)

                               4041-F Hadley Road
                       South Plainfield, New Jersey 07080
                                 (908) 561-1200
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                              Raymond J. Skiptunis
                            Chief Executive Officer
                               4041-F Hadley Road
                       South Plainfield, New Jersey 07080
                                 (908) 561-1200
          (Name and address, including zip code, and telephone number, including area code, of agent for service)

                                With copies to:

                            VICTOR J. DiGIOIA, ESQ.
                          GOLDSTEIN, AXELROD & DiGIOIA
                              369 Lexington Avenue
                            New York, New York 10017
                            Telephone (212) 599-3322
                            Facsimile (212) 557-0295

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.
/ /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered, only in connection with dividend or interest reinvestment plans, check the following box. /x/

         If the registrant elects to deliver its latest report to security holders, or a complete and legible facsimile thereof, pursuant to 11(a)(1) of this Form, check the following box. / /

                        CALCULATION OF REGISTRATION FEE


==================================================================================================================================
                                                                       Proposed           Proposed
                                                                       Maximum            Maximum
                                                                       Offering           Aggregate          Amount of
Title of Each Class of Securities                  Amount Being        Price per          Offering           Registration
Being Registered                                   Registered          Share(1)           Price(1)           Fee
----------------------------------------------------------------------------------------------------------------------------------
  Common Stock, $.001 par value (2)                7,500,000           $1.875             $14,062,500        $4,850.00

----------------------------------------------------------------------------------------------------------------------------------

  Total........................................                                                              $4,850.00

----------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of determining the registration fee, based on a share price of $1.875, the average of the closing bid and asked prices as quoted by the Nasdaq SmallCap Market on September 8, 1995.

(2)      Shares of Common Stock to be sold by certain Selling Security Holders.


                          ___________________________


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE
OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION
STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SECTION 8(A) MAY
DETERMINE.

==================================================================================================================================

/TABLE

                            DIGITAL SOLUTIONS, INC.

                             CROSS REFERENCE SHEET
                   Pursuant to Item 501(b) of Regulation S-K
             Between Registration Statement and Form of Prospectus

         Item Number and Heading                            Caption in Prospectus
         -----------------------                            ---------------------
1.       Forepart of the Registration Statement
         and Outside Front Cover of Prospectus              Outside Front Cover of Prospectus

2.       Inside Front and Outside Back Cover
         Pages of Prospectus.........................       Inside Front and Outside Back Cover Pages of Prospectus

3.       Summary Information, Risk Factors,
         and Ratio of Earnings to Fixed
         Charges.....................................       Prospectus Summary; The Company; Risk Factors;
                                                            Summary Consolidated Financial Information

4.       Use of Proceeds.............................       Use of Proceeds

5.       Determination of Offering Price.............       Outside Front Cover Page of Prospectus

6.       Dilution....................................       Not Applicable

7.       Selling Security Holders....................       Selling Security Holders

8.       Plan of Distribution........................       Inside Front Cover; Plan of Distribution

9.       Description of Securities to be
         Registered..................................       Description of Securities

10.      Interests of Names Experts and
         Counsel.....................................       Not Applicable

11.      Material Changes............................       Recent Developments

12.      Incorporation of Certain Information
         by Reference................................       Incorporation of Certain Information by Reference

13.      Disclosure of Commission Position on
         Indemnification for Securities Act
         Liabilities..................................      Not Applicable

P R O S P E C T U S


                        7,500,000 Shares of Common Stock


                            DIGITAL SOLUTIONS, INC.


         This Prospectus covers 7,500,000 shares of common stock, $.001 par value (the "Shares") of Digital Solutions, Inc. (the "Company"), which Shares are being sold by certain selling shareholders (the "Selling Shareholders").

         The Common Stock is traded in the over-the-counter market and is included in the SmallCap Market of the Nasdaq Stock Market ("NASDAQ") under the symbol "DGSI". On September __, 1995, the closing bid and asked prices for the Common Stock as reported by NASDAQ were $_____ and $____ respectively. See "Price Range of Common Stock and Certain Market Information."

         The Shares may be sold from time to time by the Selling Shareholders, or by their transferees. No underwriting arrangements have been entered into by the Selling Shareholders. The distribution of the Shares by the Selling Shareholders may be effected in one or more transactions that may take place on the over the counter market, including ordinary brokers transactions, privately negotiated transactions or through sales to one or more dealers for resale of the Shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Shareholders in connection with such sales. The Selling Shareholders and intermediaries through whom such Shares are sold may be deemed "underwriters" with in the meaning of the Act, with respect to the Shares offered.


                THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK.
                              SEE "RISK FACTORS."


         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



              The date of this Prospectus is September      , 1995

                             AVAILABLE INFORMATION

         The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copies at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Everett McKinley Dirkson Building, 210 South Dearborn Street, Room 1204, Chicago, Illinois 60604. Copies of such material may be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, heretofore filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference, except as superseded or modified herein:

         1. The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1994.

         2.      The Company's Registration on Form 8-A filed April 27, 1990.

         3.      The Company's Form 8-K dated November 28, 1994.

         4.      The Company's Form 10-Q for the quarter ended December 31,
                 1994.

         5.      The Company's Form 10-Q for the quarter ended March 31, 1995.

         6.      The Company's Form 10-Q for the quarter ended June 30, 1995.

         Each document filed subsequent to the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document.

         The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document described above (other than exhibits). Requests for such copies should be directed to Digital Solutions, Inc., 4041-F Hadley Road, South Plainfield, New Jersey 07080, telephone (908) 561-1200.

                               PROSPECTUS SUMMARY

         The following summary is intended to set forth certain pertinent facts and highlights from material contained in the body of this Prospectus. The summary is qualified in its entirety by the detailed information and financial statements appearing elsewhere in this Prospectus, the Company's annual report on Form 10-K for the Fiscal year ended September 30, 1994 (the "Form 10- K") and the Company's quarterly reports on Form 10-Q for the quarters ended December 31, 1994, March 31, 1995 and June 30, 1995 (the "Forms 10Q").

                                  THE COMPANY

         The Company was founded in 1969 and has expanded into a broad based employer service company offering a wide range of services including payroll processing, personnel administration, placement of temporary and permanent employees, benefits administration and employee leasing. The Company is currently in a program of expansion through acquisition of compatible businesses and internal development of its existing business and client base. The Company believes that by offering services which will relieve small and medium size businesses of the ever increasing burden of administration of employee related record keeping, payroll, benefits and other "Human Resource" functions, such as hiring of temporary and permanent specialized employees, the Company will be positioned to take advantage of major growth opportunities during this and the next decade.

         The Company also provides temporary or contract personnel on an as needed basis to businesses, industries, hospitals and therapeutic centers. Providing these temporary services fulfills the needs of companies requiring temporary professional personnel such as engineers, project managers, radiologists, and nurses on a short-term basis. The Company also functions as a permanent placement agency for professional personnel similar to those mentioned above. Additionally, the Company provides a full administrative human resource service, sometimes known as "employee leasing", which provides a client with all of the services normally associated with the personnel functions of major corporations, including benefits administration.

         In summary the Company provides various employer services which include payroll processing, placement of permanent and temporary personnel, employee leasing, benefits administration, insurance services, human resource consulting and outsourcing. The Company currently markets and sells its services in approximately 40 states. The company has three hubs operating in South Plainfield, New Jersey, Houston, Texas and Tampa, Florida. Additionally, the Company has sales service centers in New York City, Jackson, Mississippi, Dallas, El Paso and Houston, Texas, Orlando and Tampa, Florida, and South Plainfield, New Jersey.

         Digital Solutions, Inc. (the "Company") was organized under the laws of the State of New Jersey on November 25, 1969 and maintains executive offices at 4041-F Hadley

Road, South Plainfield, New Jersey 07080 where its telephone number is (908) 561-1200.

                                  THE OFFERING


Common Stock Outstanding                           14,166,629

Risk Factors .................................     This Offering involves a high degree of risk. See "Risk Factors."

Use of Proceeds ..............................     All of the proceeds of this offering will be paid to the respective Selling
                                                   Shareholders and none of the proceeds will be received by the Company.

Nasdaq SmallCap...............................     DGSI


(1) Does not include: (i) 1,000,000 Shares reserved under the Company's Stock Option Plan, (ii) 5,000,000 Shares reserved under the Company's Senior Management Plan, (iii) 500,000 Shares reserved under the Company's Non-Executive Director Plan and (iv) up to approximately 1,119,833 Shares reserved for issuance upon exercise of outstanding warrants.

                                  RISK FACTORS


         An investment in the securities offered hereby involves a high degree of risk. The following factors, in addition to those discussed elsewhere in this memorandum, should be considered carefully in evaluating the Company and its business. An investment in the Securities is suitable only for those investors who can bear the risk of loss of their entire investment.

         1. Previous Losses. The Company experienced a net loss of $695,000 for fiscal year 1992. The Company realized a net profit for the fiscal year ended September, 1993 of $301,000 and a net profit of $720,000 for the fiscal year ended September 30, 1994. Although the Company is currently operating profitably, there can be no assurance the Company will be able to continue to operate profitably in the future. See "RECENT DEVELOPMENTS." See also "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" in the Form 10-K for the fiscal year ended September 30, 1994 and the Forms 10-Q incorporated by reference herein.

         2. Need for Additional Funds. The Company shall not receive any proceeds from this Offering. There can be no assurance that cash generated from operations will be sufficient to meet the Company's working capital requirements or finance further Company development. The Company, in the future, may need additional funds from loans and/or the sale of equity or debt securities. No assurance can be given that such funds will be available or, if available, will be on commercially reasonable terms satisfactory to the Company.

         3. Risks of Acquisitions. The Company may at times become involved in discussions with potential acquisition candidates. However, there can be no assurance that the Company will identify and/or consummate an acquisition, or that such acquisitions, if completed, will be profitable. In addition, should the Company consummate an acquisition, such acquisition could have an adverse affect on the Company's liquidity and earnings. The Company has recently entered into an agreement to acquire Turnkey Services Inc. In the event the Company consummates an acquisition, or obtains additional capital through the sale of debt or equity to finance such acquisition, current shareholders may experience dilution in their shareholder's equity. In addition, should the Company consummate an acquisition, such acquisition could have an adverse affect on the Company's liquidity and earnings.

         4. Competition. The payroll, temporary employee placement and the employee leasing industries are characterized by vigorous competition. The principal competitive factors are price and service. The Company believes that its major competitors with respect to its payroll and accounting services are Automated Data Processing, Inc., Ceridian Corporation and Paychex, Inc. and with respect to employee placement (including temporary placements and employee leasing), Volt Information,

Tech Aid, Inc., Staff Leasing, Inc. and Administraff. These companies may have greater financial and marketing resources than the Company. The Company competes with numerous small and mid-sized companies in the employee leasing area. The Company also competes with manual payroll systems and computerized payroll services including banks, and smaller independent companies. There are no assurances that the Company in its existing or future lines of business will be able to compete effectively against its competitors in these industries.

         5. Need for Temporary Personnel. The Company's subsidiary, DSI Contract Staffing, Inc., is a temporary employment agency which depends on a pool of qualified temporary employees willing to accept assignments for the Company's clients. The business of this subsidiary is materially dependent upon the continued availability of such qualified temporary personnel, but there can be no assurance that such personnel will be available to the Company in the future. The inability of the Company to secure temporary personnel would have a material adverse effect on the Company's business.

         6. Restrictions on Payment of Dividends. The Company has not paid any dividends on its Common Stock since its inception and does not contemplate or anticipate paying any dividends on its Common Stock in the foreseeable future. Earnings, if any, will be retained and used to finance the development and expansion of the Company's business. The Company may not pay dividends on its Common Stock unless the Company has earnings or capital surplus. Therefore, there can be no assurance whether or to what extent dividends will be paid on the Shares. See "DIVIDEND POLICY" and the financial statements and notes contained in the Form 10-K and Form 10-Q's thereto incorporated by reference in this Memorandum.

         7. NASDAQ Eligibility and Maintenance Requirements; Possible Delisting of Securities from Nasdaq SmallCap Market System. The Board of Governors of the National Association of Securities Dealers, Inc. (the "NASD") has established certain standards for the continued listing of a security on the SmallCap Market of the Nasdaq Stock Market. The maintenance standards require, among other things, that an issuer have total assets of at least $2,000,000 and capital and surplus of at least $1,000,000; that the minimum bid price for the listed securities be $1.00 per share; and that the minimum market value of the "public float" be at least $1,000,000. A deficiency in either the market value of the public float or the bid price maintenance standard will be deemed to exist if the issuer fails the individual stated requirement for ten consecutive trading days. If an issuer falls below the bid price maintenance standard, it may remain on the Nasdaq SmallCap Market if the market value of the public float is at least $1,000,000 and the issuer has $2,000,000 in equity. Upon completion of this Offering, the Company anticipates that it will continue to meet all maintenance requirements for the Nasdaq SmallCap Market. There can be no assurance that the Company will continue to satisfy the requirements for maintaining a Nasdaq SmallCap Market listing. If the Company's securities were excluded from the Nasdaq SmallCap Market, it would adversely affect the prices of such securities and the ability of holders to sell them, and the Company would be required to comply with the initial listing requirements to be relisted on the Nasdaq SmallCap Market.

         In the event that the Company is unable to satisfy the SmallCap Market's maintenance requirements for the Nasdaq SmallCap Market trading would be conducted in the "pink sheets" or the NASD's Electronic Bulletin Board. In the absence of the Common Stock being quoted on the Nasdaq SmallCap Market, or the Company having $2,000,000 in net tangible assets, trading in the Common Stock would be covered by Rule 15c2-6 promulgated under the Securities Exchange Act of 1934 for non-Nasdaq and non-exchange listed securities (otherwise known as "penny stock" securities). Under such rule, broker/dealers who recommend such securities to persons other than established customers and accredited institutional investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

         The Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include an equity security listed on Nasdaq and an equity security issued by an issuer that has
(i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average revenue of at least $6,000,000 for the preceding three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

         If the Company's Common Stock was subject to the regulations on penny stocks, the market liquidity for the Common Stock would be severely affected by limiting the ability of broker/dealers to sell the Common Stock in the public market. There is no assurance that trading in the Company's securities will not be subject to these or other regulations that would adversely affect the market for such securities.

         8. Rule 144 Sales; Selling Shareholders Registration. Of the 15,166,629 issued and outstanding shares of the Company's Common Stock prior to this Offering, approximately 7,509,283 shares may be deemed "restricted shares" and, in the future, may be sold in compliance with Rule 144 under the Act.
Rule 144 provides that a person holding restricted securities which have been outstanding for a period of two years after the later of the issuance by the Company or sale by an affiliate of the Company, may sell in brokerage transactions an amount equal to 1% of the Company's outstanding Common Stock every three months. A person who is a "non-affiliate" of the Company and who has held restricted securities for over three years is not subject to the aforesaid volume limitations as long as the other conditions of the Rule are met. Possible or actual sales of the Company's Common Stock by certain of the Company's present shareholders under Rule 144 may, in the future, have a depressive effect on the price of the

Company's Common Stock in the open market. In addition, the Company has registered 6,500,000 shares reserved under its stock option plans and approximately 6,700,000 shares on behalf of selling stockholders. The sale of these shares may have a depressive effect on the market for the Company's Common Stock. See "DESCRIPTION OF SECURITIES."

         9. Effect of Health Care Proposal. The Clinton Administration and Congress have proposed certain changes to the nation's health care system. Since the form of proposal which may be eventually adopted, if any, is not known at this time, there can be no assurance that the proposal adopted would not have a material adverse effect on the business of the Company.

         10. Authorization and Discretionary Issuance of Preferred Stock; Possible Anti-takeover Effects. The Company's Certificate of Incorporation authorizes the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors up to an aggregate of 5,000,000 shares of Preferred Stock. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which would adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company, which could have the effect of discouraging bids for the Company and thereby prevent stockholders from receiving the maximum value for their shares. The Company has no present intention to issue any additional shares of its preferred stock in order to discourage or delay a change of control of the Company. However, there can be no assurance that preferred stock of the Company will not be issued at some time in the future. See "DESCRIPTION OF SECURITIES--Preferred Stock."


                              RECENT DEVELOPMENTS


ACQUISITIONS

         A. Staff Acquisition. On November 21, 1994, pursuant to an Asset Purchase Agreement, the Company acquired certain business assets of Staff-Rx and its subsidiaries, RADS Radiography Service, Inc., Relief Services, Inc., Primedical Physician Services, Inc. and SkillMaster Management, Inc. (collectively "Staff") through DSI Staff Rx, Inc., a newly formed subsidiary of DSI Contract Staffing, Inc., a subsidiary of the Company. The assets acquired include the customer accounts (the "Customer Accounts") of Staff-Rx, and all books and records related thereto, and all owned and leased fixed assets utilized by Staff-Rx in its business operations subject to the interest of equipment lessors and the right to use the names Skillmaster, Staff RX, RADS and Primedical (collectively the "Assets"). The Assets also include the leasehold interest of Staff-Rx in all offices excluding the office located in Houston, Texas. Staff-Rx has offices in Houston, Texas; Clearwater, Florida; Dallas, Texas and Orlando, Florida and conducts business in approximately 35 states.

         Certain principals and/or key managerial personnel of Staff-Rx deemed essential have entered into employment agreements which contain negative and restrictive covenants for the term of the agreement and continuing for a period of two years thereafter (one year in the event Employee is terminated without cause), which will prohibit competitive conduct. Non-employee shareholders of Staff-Rx and certain other persons entered into three (3) year noncompetition agreements with the Company, which contain restrictive covenants during the term of the agreement prohibiting competitive conduct (collectively the "Noncompetition Agreements").

         In exchange for the Assets and the Noncompetition Agreements, the Company paid to Staff-Rx (i) $200,000 in cash; (ii) a convertible promissory note in the principal amount of $1,300,000; (iii) an earnout payment (the "Earnout") as defined below; and (iv) a profit payment (the "Profit Payment"), as defined below (together, the "Purchase Price"). The Company also paid approximately $445,000 representing expenses incurred by Staff in operating the business from October 3, 1994 to the closing.

         The Purchase Price between the Assets and the Noncompetition Agreement was allocated $1,400,000 to goodwill and $50,000 each to the Non-Competition Agreements and to the fixed assets acquired.

         The Earnout, payable quarterly commencing on the date of the end of the first calendar quarter that the cumulative gross margin of DSI Staff RX, Inc., since the closing, exceeds $5,000,000, will be equal to 50% of the gross margins derived from the customer accounts in excess of $5,000,000 during the two (2) year period commencing as of October 3, 1994 (the "Earnout Period"). Gross margins of DSI Staff RX, Inc. shall be equal to gross revenues less cost of sales and certain investments made by the Company into the business. The Profit Payment, payable quarterly commencing on the date of the end of the first calendar quarter that the cumulative earnings before taxes ("EBT") since the closing exceeds $600,000, shall be equal to 50% of the amount of Staff-Rx, computed in accordance with generally accepted accounting principles as modified by the agreement of the parties, in excess of $600,000 in each of the two (2) year periods commencing on October 3, 1994 following the Closing Date, up to a cumulative aggregate maximum Profit Payment of $600,000.

         B. Turnkey Acquisition. In May, 1995, the Company announced that it had consummated the acquisition, through its subsidiary, DSI Staff Connxions-Southwest, Inc., of certain employee leasing assets and related liabilities of Turnkey Services Inc., a Texas corporation ("Turnkey") with operations in Texas and New Mexico. Additionally, certain principals of Turnkey entered into non-competition agreements with the Company. The Company acquired the Turnkey assets for an aggregate purchase price of $950,000, payable through a combination of $783,750 in cash and 68,205 shares of common stock. One-half of the purchase price was paid at closing and one-half will be subject to certain earnout provisions, and will not be payable by the Company until one year after the closing.

CREDIT LINE

         In February, 1995, the Company obtained a revolving line of credit of up to $3,500,000 from United Jersey Bank secured by the Company's accounts receivable. The amount available for borrowing is based on the eligible accounts receivable, as well as other financial requirements. The Company has agreed, in connection with the loan, not to create, form or acquire any subsidiary, merge with or acquire another entity, make capital expenditures in excess of $100,000, sell all or substantially of its assets, or loan money in excess of $100,000 without the consent of the bank. The Company must also maintain certain financial standards.

KEYSTONE FINANCIAL LOAN

         In September 1995, the Company entered into a Note and Security and Pledge Agreement with Keystone Financial, Inc. ("Keystone") providing for the loan to the Company of $3,000,000 at an annual interest rate equal to the greater of 9% or prime. The loan is due 24 months after issuance and is secured by shares of the Company's Common Stock having a market value of no less than two times the outstanding balance of the loan. Keystone has agreed not to sell or otherwise liquidate the shares unless the Company defaults under the loan agreement and fails to cure such default after notice. The shares pledged as collateral are being registered under this Registration Statement.

INCREASE IN AUTHORIZED SHARES

         In July 1995, the shareholders of the Company approved an amendment to the Certificate of Incorporation to increase the authorized shares of Common Stock from 20,000,000 shares to 40,000,000 shares. This increase was effected, in part, to enable the Company to complete certain additional financial transactions including the Keystone transaction described above.

OTHER DEVELOPMENTS

         In October 1994, George J. Eklund was appointed by the Board of Directors of the Company as President and Chief Operating Officer and in March, 1995 was elected to the Board of Directors by the shareholders of the Company.

         From 1992 to 1994, Mr. Eklund was the President of the Human Resource Information Services Division of FISERV, Inc. From 1977 to 1992, Mr. Eklund was employed by Automatic Data Processing in various capacities, eventually serving as Corporate Vice President and Division President of the Eastern Division. From 1974 to 1977, Mr. Eklund was the Vice President of Operations of Bucilla, Inc. Mr. Eklund obtained a B.B.A. in Marketing in 1964 from St. John's University. He received an M.B.A. from New York University in Finance and Economics in 1969.

         In connection with the appointment of Mr. Eklund, Donald W. Kappauf, formerly the Company's President and Chief Operating Officer, assumed the position of Executive Vice-President of the Company and Chief Operating Officer of the Company's subsidiary, DSI Contract Staffing, Inc.


                            SELLING SHAREHOLDERS AND
                     TRANSACTIONS WITH SELLING SHAREHOLDERS


                                                                                                        PERCENTAGE OF
                                                   SHARES                              SHARES OWNED        SHARES
                                                BENEFICIALLY                              AFTER          OWNED AFTER
             NAME AND ADDRESS OF               OWNED PRIOR TO      SHARES OFFERED        OFFERING          OFFERING
               SECURITY HOLDER                    OFFERING
 Keystone Financial, Inc.(1) . . . . . . . .       7,500,000          7,500,000             0                 0

==================================================================================================================================

1. This Registration Statement has been filed to register up to 7,500,000 shares of Common Stock issued to Keystone Financial, Inc. ("Keystone") as security for a loan of $3,000,000. In the event the loan is repaid without default, the shares will be surrendered to the Company for cancellation upon payment of the loan in full. In addition, one or more lenders may be substituted for Keystone, or added in addition to Keystone. Further, the shares may be utilized to secure additional loans from Keystone and/or other affiliated or unaffiliated lenders.

2. Represents shares issuable upon exercise of warrants granted pursuant to consulting agreements between the Company and the named individuals.

                           DESCRIPTION OF SECURITIES

         The Company's authorized capitalization consists of 40,000,000 shares of Common Stock, par value $.001 per share and 5,000,000 shares of Preferred Stock, par value $.10 per share, which may be issued in one or more series. The following summary description of the Common Stock, Preferred Stock, Series A Stock and Shares, are qualified in their entirety by reference to the Company's Articles of Incorporation.

Common Stock

         Each share of Common Stock entitles its holder to one non-cumulative vote per share and, subject to the preferential rights of the Preferred Stockholders, the holders of more than fifty percent (50%) of the shares voting for the election of directors can elect all the directors if they choose to do so, and in such event the holders of the remaining shares will not be able to elect a single director. Holders of shares of Common Stock are entitled to receive such dividends as the Board of Directors may, from time to time, declare out of Company funds legally available for the payment of dividends. Upon any liquidation, dissolution or winding up of the Company, holders of shares of Common Stock are entitled to receive pro rata all of the assets of the Company available for distribution to shareholders after the satisfaction of the liquidation preference of the Preferred Stockholders.

         Shareholders do not have any pre-emptive rights to subscribe for or purchase any stock, warrants or other securities of the Company. The Common Stock is not convertible or redeemable. Neither the Company's Certificate of Incorporation nor its By-laws provide for pre-emptive rights.

Preferred Stock

         The Preferred Stock may be issued in one or more series, to be determined and to bear such title or designation as may be fixed by resolution of the Board of Directors prior to the issuance of any shares thereof. Each series of the Preferred Stock will have such voting powers (including, if determined by the Board of Directors, no voting rights), preferences, and other rights as determined by the Board of Directors, with such qualifications, limitations or restrictions as may be stated in the resolutions of the Board of Directors adopted prior to the issuance of any shares of such series of Preferred Stock.

         Purchasers of the Shares offered hereby should be aware that the holders of any series of the Preferred Stock which may be issued in the future could have voting rights, rights to receive dividends or rights to distribution in liquidation superior to those of holders of the Common Stock, thereby diluting or negating the voting rights, dividend rights or liquidation rights of the holders of the Common Stock.

         Because the terms of each series of Preferred Stock may be fixed by the Company's Board of Directors without shareholder action, the Preferred Stock could be issued with terms calculated to defeat a proposed takeover of the Company, or to make the removal of the Company's management more difficult. Under certain circumstances, this could have the effect of decreasing the market price of the Common Stock. Management of the Company is not aware of any such threatened transaction to obtain control of the Company.

                              PLAN OF DISTRIBUTION

         The Shares may be sold from time to time by the Selling Shareholders, or by their transferees. No underwriting arrangements have been entered into by the Selling Shareholders. The distribution of the Shares by the Selling Shareholders may be effected in one or more transactions that may take place on the over the counter market, including ordinary brokers transactions, privately negotiated transactions or through sales to one or more dealers for resale of the Shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Shareholders in connection with such sales. The Selling Shareholders and intermediaries through whom such Shares are sold may be deemed "underwriters" with in the meaning of the Act, with respect to the Shares offered.


                            REPORTS TO SHAREHOLDERS

         The Company distributes annual reports to its stockholders, including financial statements examined and reported on by independent public accountants, and will provide such other reports as management may deem necessary or appropriate to keep stockholders informed of the Company's operations.


                                 LEGAL MATTERS

         The legality of the offering of the Shares will be passed upon for the Company by Goldstein, Axelrod & DiGioia, 369 Lexington Avenue, New York, New York 10017.


                                    EXPERTS

         The financial statements of the Company as of September 30, 1994 and for the fiscal year ended September 30, 1993 have been included in the Company's Form 10-K for the fiscal year ended September 30, 1994, and incorporated herein and in the Registration Statement by reference, in reliance upon the report of Arthur Andersen LLP, independent public accountants, appearing in the Form 10-K, and upon the authority of said firm as experts in accounting and auditing.

         The financial statements and schedules of the Company as of and for the fiscal year ended September 30, 1992 have been included in the Company's Form 10-K for the fiscal year ended September 30, 1994, and incorporated herein and in the Registration Statement by reference, in reliance upon the report of M.R. Weiser & Co. LLP, independent public accountants, appearing in the Form 10-K, and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

         The Company has filed a Registration Statement under the Act with the Securities and Exchange Commission (the "Commission"), with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and such securities, reference is made to the Registration Statement and to the exhibits and schedules filed therewith. Each statement made in this Prospectus referring to a document filed as an exhibit to the Registration Statement is qualified by reference to the exhibit for a complete statement of its terms and conditions. The Registration Statement, including exhibits thereto, may be inspected without charge to anyone at the office of the Commission, and copies of all or any part thereof may be obtained from the Commission's principal office in Washington, D.C. upon payment of the Commission's charge for copying.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         Expenses in connection with the issuance and distribution of the securities being registered herein are estimated.


                                                                                                          Amount
                                                                                                          ------
Securities and Exchange Commission
 Registration Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 4,850
Printing and Engraving Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2,000
Accounting Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1,000
Legal Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5,000
Blue Sky Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      -
Transfer Agent and Registrar Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      -
Miscellaneous Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2,150
                                                                                                         -------

    Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $15,000
                                                                                                         =======

ITEM 15.         INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's By-Laws require the Company to indemnify, to the full extent authorized by Section 14A:3-5 of the New Jersey Business Corporation Act, any person with respect to any civil, criminal, administrative or investigative action or proceeding instituted or threatened by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Company or any predecessor of the Company is or was serving at the request of the Company or a predecessor of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

         Section 14A:3-5 of the New Jersey Business Corporation Act authorized the indemnification of directors and officers against liability incurred by reason of being a director or officer and against expenses (including attorneys fees) in connection with defending any action seeking to establish such liability, in the case of third-party claims, if the officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and if such officer or director shall not have been adjudged liable for negligence or misconduct, unless a court otherwise determines. Indemnification is also authorized with respect to any criminal action or proceeding where the officer or director had no reasonable cause to believe his conduct was unlawful.

         In accordance with Section 14A:2-7 of the New Jersey Business Corporation Act, the Company's Certificate of Incorporation eliminates the personal liability of officers and directors to the Company and to stockholders for monetary damage for violation of a director's duty owed to the Company or its Shareholders, under certain circumstances.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

ITEM 16.  EXHIBITS

              The exhibits designated with an asterisk (*) are filed herewith and those designated with two asterisks (**) were previously filed.. All other exhibits have been previously filed with the Commission and, pursuant to 17 C.F.R. Secs. 201.24 and 240.12b-32, are incorporated by reference to the document referenced in brackets following the descriptions of such exhibits.

Exhibit
  No.                               Description
-------                             -----------
2.1              Asset Purchase Agreement, dated September 1, 1994, as amended, between DSI Staff ConnXions, Inc., Digital
                 Solutions, Inc. and M & B Staff Management, Inc.

2.2              Asset Purchase Agreement dated November 21, 1994, by and among Registrant, Staff-RX, Inc., RADS Radiography, Inc.,
                 Skillmaster Management, Inc., Relief Services, Inc., DSI Staff-Rx, Inc. and DSI Contract Staffing, Inc.  (Exhibit
                 2.2 to Form 8-K dated November 21, 1994).

2.3              Asset Purchase Agreement between DSI Staff ConnXions-Southwest, Inc. and The Alternative Source, Inc. (Exhibit 2.1
                 to Form 8K dated February 3, 1994).

2.4              Stock Purchase Agreement between MLB Medical Staffing, Inc. and DSI Contract Staffing, Inc., and Digital Solutions,
                 Inc. with DBRM Investment Corporation and Rick A. McMinn (Exhibit 2.2 to Form 8K dated February 3, 1994).

2.5              Stock Purchase Agreement of RAM Technical Services, Inc., DSI Contract Staffing, Inc. and Digital Solutions, Inc.
                 with Rick A. McMinn (Exhibit 2.3 to Form 8K dated Febraury 3, 1994).

4                Form of Common Stock Purchase Warrant (Exhibit 10.9.1 to Form 10-K for fiscal year ended September 30, 1991).

5*               Opinion of Goldstein, Axelrod & DiGioia.

10.1             Employment Agreements with Anthony Insalaco and Jack Safran (Exhibit l0.l to Form 8-K dated March 2l, l990).

10.2             Employment Agreement with Donald Kappauf (Exhibit 3 to Form 8-K dated May l7, l990).

10.3             Financing Agreement with First Transcapital Corp. (Exhibit 10.3 to Form 10-K for fiscal year ended September 30,
                 1991).

10.4             Agreement between Registrant and First Fidelity Bank, N.A.

10.5             Agreement between Registrant and Midlantic Banks, Inc. dated October 11, 1991.

10.6             Lease dated 10/15/91 for office space at 4041-F Hadley Road, South Plainfield, New Jersey.

10.7             Employment Agreement between Karl Dieckmann and the Company dated November 1, 1991.

10.9             Form of Loan Agreement, August 1991 (Exhibit 10.9 to form 10-K for fiscal year ended September 30, 1991).

16.1             Letter from M. R. Weiser & Co. LLP changing certified accountant (Exhibit 16.1 to form 8-K/A Amendment No. 1 dated
                 October 25, 1993).

21               Subsidiaries (Exhibit 21 to Form 10K for fiscal year ended September 30, 1994).

23.1*            Consent of M.R. Weiser & Co. LLP (included in Part II).

23.2*            Consent of Arthur Andersen LLP (included in Part II).

23.3*            Consent of Goldstein, Axelrod & DiGioia (contained in Exhibit 5).

99.1             Term Note in the principal amount of $1,300,000, dated October 3, 1994, of DSI Staff-RX, Inc. and Digital
                 Solutions, Inc. (Exhibit 99.1 to Form 8-K dated November 21, 1994).

99.2             Stock Pledge Agreement, dated October 3, 1994, among DSI Contract Staffing, Inc. and Staff-RX, Inc., Skillmaster
                 Management, Inc., RADS Radiography Service, Inc., and Primedical Physician Services, Inc. (Exhibit 99.2 to Form 8-K
                 dated November 21, 1994).

99.3             Security Agreement, dated October 3, 1994, among DSI Staff Rx, Inc. and Staff-RX, Inc., Skillmaster Management,
                 Inc., RADS Radiography Service, Inc., and

                 Primedical Physician Services, Inc. (Exhibit 99.3 to Form 8-K dated November 21, 1994).

99.4             Registration Rights Letter, dated November 21, 1994, among Digital Solutions, Inc. and Staff-RX, Inc., Skillmaster
                 Management, Inc., RADS Radiography Service, Inc., and Primedical Physician Services, Inc. (Exhibit 99.4 to Form 8-K
                 dated November 21, 1994).

99.5             Asset Purchase Agreement dated May 3, 1995, among Digital solutins, Inc., DSI StaffConnxions-Southwest, Inc. and
                 Turnkey Services, Inc. (Exhibit 2 to Form 10Q for quarter ended March 31,1995.

99.6             Amended and Restated Loan and Security Agreement dated February 27, 1995 and Promissory Note dated February 27,
                 1995 among the Company, its subsidiaries and United Jersey Bank (Exhibit 99 to Form 10Q for quarter ended March 31,
                 1995).

99.7*            Promissory Note issued to Keystone Financial, Inc. in September 1995.

99.8*            Security and Pledge Agreement between the Company and Keystone Financial, Inc. dated September 1995.

                                   SIGNATURES

                 Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 18th day of September, 1995.
                                       DIGITAL SOLUTIONS, INC.


                                       By: /s/Raymond J. Skiptunis
                                           ------------------------------------
                                              Raymond J. Skiptunis
                                              Chief Executive Officer,
                                              Treasurer and Director, Chief
                                              Financial Officer and Principal
                                              Accounting Officer


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below substitutes and appoints Raymond J. Skiptunis and George Eklund, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

         Signature                Capacity                        Date
         ---------                --------                        ----
/s/Raymond J. Skiptunis      Chief Executive Officer and          September 18, 1995
-----------------------      Vice-Chairman
Raymond J. Skiptunis

/s/George J. Eklund          President, Chief Operating           September 18,  1995
------------------------     Officer and Director
George J. Eklund


/s/Karl Dieckmann            Chairman of the Board                September 18,  1995
-----------------------
Karl Dieckmann

/s/John Ewing                Director                             September 18, 1995
-------------------------
Senator John Ewing


/s/Steven B. Sands           Director                             September 18, 1995
-------------------------
Steven B. Sands


/s/Kenneth Brice             Chief Financial Officer and          September 18, 1995
-------------------------    Principal Accounting Officer
Kenneth Brice

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS




We consent to the incorporation by reference in the Registration Statement of Digital Solutions, Inc. on Form S-3 of our report dated January 8, 1993 on our audit of the consolidated statements of operations, shareholders' equity and cash flows of Digital Solutions, Inc. for the year ended September 30, 1992, which report is included in the Company's Annual Report on Form 10K for the fiscal year ended September 30, 1994; such Annual Report is incorporated herein by reference. We also consent to the reference to our firm under the caption "Experts" in Form S-3.

We performed no audits and have issued no audit or review reports relating to the financial statements of Digital Solutions, Inc. as at or for any period subsequent to September 30, 1992.




                                           /s/ M.R. WEISER & CO. LLP
                                       --------------------------------------
                                               M.R. WEISER & CO. LLP

Iselin, N.J.
September 18, 1995

                             ARTHUR ANDERSEN LLP



                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated December 7, 1994 included in Digital Solutions, Inc. Form 10-K for the year ended September 30, 1994 and to all references to our firm, included in this registration statement.


                                        /s/ Arthur Andersen LLP
                                        ------------------------------------
                                        ARTHUR ANDERSEN LLP


Roseland, New Jersey
September 14, 1995

                                E X H I B I T S

                                ----------------

                             REGISTRATION STATEMENT

                                  ON FORM S-3

                                EXHIBIT INDEX


Exhibit
  No.                               Description
-------                             -----------
2.1              Asset Purchase Agreement, dated September 1, 1994, as amended, between DSI Staff ConnXions, Inc., Digital
                 Solutions, Inc. and M & B Staff Management, Inc.

2.2              Asset Purchase Agreement dated November 21, 1994, by and among Registrant, Staff-RX, Inc., RADS Radiography, Inc.,
                 Skillmaster Management, Inc., Relief Services, Inc., DSI Staff-Rx, Inc. and DSI Contract Staffing, Inc.  (Exhibit
                 2.2 to Form 8-K dated November 21, 1994).

2.3              Asset Purchase Agreement between DSI Staff ConnXions-Southwest, Inc. and The Alternative Source, Inc. (Exhibit 2.1
                 to Form 8K dated February 3, 1994).

2.4              Stock Purchase Agreement between MLB Medical Staffing, Inc. and DSI Contract Staffing, Inc., and Digital Solutions,
                 Inc. with DBRM Investment Corporation and Rick A. McMinn (Exhibit 2.2 to Form 8K dated February 3, 1994).

2.5              Stock Purchase Agreement of RAM Technical Services, Inc., DSI Contract Staffing, Inc. and Digital Solutions, Inc.
                 with Rick A. McMinn (Exhibit 2.3 to Form 8K dated Febraury 3, 1994).

4                Form of Common Stock Purchase Warrant (Exhibit 10.9.1 to Form 10-K for fiscal year ended September 30, 1991).

5*               Opinion of Goldstein, Axelrod & DiGioia.

10.1             Employment Agreements with Anthony Insalaco and Jack Safran (Exhibit l0.l to Form 8-K dated March 2l, l990).

10.2             Employment Agreement with Donald Kappauf (Exhibit 3 to Form 8-K dated May l7, l990).

10.3             Financing Agreement with First Transcapital Corp. (Exhibit 10.3 to Form 10-K for fiscal year ended September 30,
                 1991).

10.4             Agreement between Registrant and First Fidelity Bank, N.A.

10.5             Agreement between Registrant and Midlantic Banks, Inc. dated October 11, 1991.

10.6             Lease dated 10/15/91 for office space at 4041-F Hadley Road, South Plainfield, New Jersey.

10.7             Employment Agreement between Karl Dieckmann and the Company dated November 1, 1991.

10.9             Form of Loan Agreement, August 1991 (Exhibit 10.9 to form 10-K for fiscal year ended September 30, 1991).


16.1             Letter from M. R. Weiser & Co. LLP changing certified accountant (Exhibit 16.1 to form 8-K/A Amendment No. 1 dated
                 October 25, 1993).

21               Subsidiaries (Exhibit 21 to Form 10K for fiscal year ended September 30, 1994).

23.1*            Consent of M.R. Weiser & Co. LLP (included in Part II).

23.2*            Consent of Arthur Andersen LLP (included in Part II).

23.3*            Consent of Goldstein, Axelrod & DiGioia (contained in Exhibit 5).

99.1             Term Note in the principal amount of $1,300,000, dated October 3, 1994, of DSI Staff-RX, Inc. and Digital
                 Solutions, Inc. (Exhibit 99.1 to Form 8-K dated November 21, 1994).

99.2             Stock Pledge Agreement, dated October 3, 1994, among DSI Contract Staffing, Inc. and Staff-RX, Inc., Skillmaster
                 Management, Inc., RADS Radiography Service, Inc., and Primedical Physician Services, Inc. (Exhibit 99.2 to Form 8-K
                 dated November 21, 1994).

99.3             Security Agreement, dated October 3, 1994, among DSI Staff Rx, Inc. and Staff-RX, Inc., Skillmaster Management,
                 Inc., RADS Radiography Service, Inc., and Primedical Physician Services, Inc. (Exhibit 99.3 to Form 8-K dated
                 November 21, 1994).

99.4             Registration Rights Letter, dated November 21, 1994, among Digital Solutions, Inc. and Staff-RX, Inc., Skillmaster
                 Management, Inc., RADS Radiography Service, Inc., and Primedical Physician Services, Inc. (Exhibit 99.4 to Form 8-K
                 dated November 21, 1994).

99.5             Asset Purchase Agreement dated May 3, 1995, among Digital solutins, Inc., DSI StaffConnxions-Southwest, Inc. and
                 Turnkey Services, Inc. (Exhibit 2 to Form 10Q for quarter ended March 31,1995.

99.6             Amended and Restated Loan and Security Agreement dated February 27, 1995 and Promissory Note dated February 27,
                 1995 among the Company, its subsidiaries and United Jersey Bank (Exhibit 99 to Form 10Q for quarter ended March 31,
                 1995).

99.7*            Promissory Note issued to Keystone Financial, Inc. in September 1995.

99.8*            Security and Pledge Agreement between the Company and Keystone Financial, Inc. dated September 1995.